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                                                                    EXHIBIT 99.1



        NEWS RELEASES
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                       NOVATEL WIRELESS ANNOUNCES NEW $6.7
                               MILLION FINANCING


        SAN DIEGO, CA - March 13, 2003--Novatel Wireless, Inc. (Nasdaq: NVTL), a leading provider of wireless data communications access solutions, announced today that it has raised $1.2 million of new capital through the private placement of secured subordinated convertible debt and it has signed an agreement to raise an additional $2.05 million through the private placement of preferred equity. In addition, the Company expects to issue approximately $3.505 million of preferred equity in exchange for the satisfaction of liabilities. The group of investors includes Bay Investments Limited, PS Capital LLC and other investors. Certain aspects of the transaction are subject to stockholder approval in accordance with Nasdaq listing requirements.

        The financing will be in the form of an initial $1.2 million of secured convertible subordinated short-term debt and warrants to purchase common stock; $3.505 million of secured subordinated convertible debt which will be used to satisfy liabilities that the investor group plans to purchase on behalf of the Company; and $2.05 million of Series B Convertible Preferred Stock for cash and warrants to purchase common stock. The Company expects that this financing will provide it with sufficient working capital until the Company achieves break even cash flow.

        "This new investment is necessary for us to execute our business plan and will allow us to concentrate on building a profitable, leading wireless data company," said Peter Leparulo, Chief Executive Officer of Novatel Wireless. "With this financing in place, we believe we will see a dramatically different Novatel Wireless with a focused sales and marketing effort, a concentrated R&D program, and a dramatically reduced cost structure. This structure will allow us to turn profitable on a much lower revenue base while enabling us to take advantage of projected growth in the marketplace as it arises. Moving forward, we will build on our growing relationships with leading carriers and technology companies such as LG Innotek, Lucent Technologies and our largest customer - Sprint."

        Following stockholder approval, the short term debt will be converted into shares of the Company's Series B Preferred Stock, and the convertible debt will be converted, subject to the satisfaction of certain conditions, into shares of the Company's Series B Preferred Stock. The Series B Preferred Stock will then be convertible into shares of the Company's common stock at a conversion price of $0.70 per share, which represents a 10% discount to the five day closing bid average of the common stock for the period ended March 10, 2003. When the preferred stock is fully converted, the Series B new investors will own approximately 54% of the outstanding capital stock of the Company.

        Novatel Wireless will release final fourth quarter and year-end results on Wednesday, March 26, 2003.

        ABOUT NOVATEL WIRELESS, INC.

        Novatel Wireless, Inc. is a leading provider of wireless data modems and


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        software for use with handheld computing devices and portable personal computers. The Company delivers innovative and comprehensive solutions that enable businesses and consumers to access personal, corporate and public information through email, enterprise networks and the Internet. Novatel Wireless also offers wireless data modems and custom engineering services for hardware integration projects in a wide range of vertical applications. The Novatel Wireless product portfolio includes the Merlin(TM) Family of Wireless PC Card Modems, Expedite(TM) Family of Wireless Embedded Modems, Minstrel(R) Family of Wireless Handheld Modems, Lancer 3W(TM) Family of Ruggedized Modems and Sage(R) Wireless Serial Modems. Headquartered in San Diego, California, Novatel Wireless is listed on The Nasdaq Stock Market (Nasdaq: NVTL). For more information, please visit the Novatel Wireless web site: www.novatelwireless.com or call 888-888-9231.

        The Novatel Wireless logo, Minstrel, Merlin, Sage, Lancer 3W and Expedite are trademarks of Novatel Wireless, Inc. Minstrel and Sage are registered with the U.S. Patent and Trademark Office. All other brands, products and company names mentioned herein are trademarks of their respective holders.

        This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. These factors include risks relating to technological changes, continued acceptance of Novatel Wireless' products and dependence on intellectual property rights. These factors, as well as other factors that could cause actual results to differ materially, are discussed in more detail in Novatel Wireless' filings with the United States Securities and Exchange Commission and other regulatory agencies.